UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Bonus Plan

On September 4, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Targeted Genetics Corporation (the “Company”) approved the final bonus plan (the “Plan”) for fiscal year 2008, which is applicable to members of senior management, including each of the Company’s named executive officers (“Senior Management”).

The target bonus payout for (i) the Company’s Chief Executive Officer is 35% of base salary, (ii) the Company’s Chief Scientific Officer is 25% of base salary, (iii) the Company’s Chief Financial Officer is 20% of base salary and (iv) the Company’s other Vice Presidents is 20% of base salary. In addition, the target bonuses may be multiplied by a factor of 0% to 200% depending on the Committee’s assessment of Senior Management’s performance. The Committee’s assessment will be guided by the staff bonus plan for 50% of the award and the Company successfully completing a “transformative event” for 50% of the award. The staff bonus plan provides for awards upon achieving strategic and operational goals that relate generally to factors such as furtherance of key strategic relationships, development of product candidates and extending the Company’s cash horizon. The Committee, however, may make any bonus awards in its discretion following review of the performance of Senior Management after completion of the fiscal year regardless of the foregoing principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: September 5, 2008	By:	/s/ DAVID J. POSTON
David J. Poston Vice President Finance and Chief Financial Officer